Exhibit 10.31

SECOND AMENDMENT TO

HELEN OF TROY LIMITED

2008 EMPLOYEE STOCK PURCHASE PLAN

This Second Amendment (“Second Amendment”) to the Helen of Troy Limited 2008 Employee Stock Purchase Plan (the “Plan”) is approved by the Board of Directors of Helen of Troy Limited on this 8th day of November, 2017 and is effective as of January 1, 2018.

Article I

DEFINITIONS

All capitalized terms not defined herein shall have the meaning assigned to them in the Plan.

Article II

AMENDMENTS

1.         Section 2(f). Section 2(f) of the Plan is hereby amended and restated in its entirety to read as follows:

“2(f). “Compensation” shall mean an Employee’s wages or salary paid directly by (or through the payroll provider of) the Company or a Designated Subsidiary, and which are reportable as wages or other compensation on the Employee’s Form W-2 issued by the Company or a Designated Subsidiary, plus pre-tax contributions of the Employee under a cash or deferred arrangement (401(k) plan) or cafeteria plan maintained by the Company or a Designated Subsidiary, but excluding, however, (a) non-cash fringe benefits, (b) special payments as determined by the Committee (e.g., moving expenses, unused vacation, severance pay), (c) income from the exercise of stock options or other stock- based awards, stock purchases, or from the vesting, settlement or other event related to stock-based awards, (d) income from bonuses and (e) any other items of Compensation as determined by the Committee. Consistent with Section 13 of the Plan, the Committee shall have sole and absolute discretion to determine the application of this definition to Participants in non-United States jurisdictions, in a uniform and nondiscriminatory basis in accordance with Section 423 of the Code to the extent the option is intended to qualify under Section 423 of the Code.”

2.         Section 4.4. The following provision is hereby added immediately following Section 4.3 of the Plan:

“4.4.  Subject to the discretion of the Committee, if a Participant goes on a leave of absence during which the Participant receives Compensation, payroll deductions from Compensation on behalf of the Participant shall continue and any amounts credited to the Participant’s individual account may be used to purchase shares of Common Stock as provided under this Plan. If a Participant goes on a leave of absence during which the Participant does not receive Compensation, payroll deductions taken on behalf of the Participant shall be discontinued and no other contributions shall be permitted (unless required by applicable law or otherwise determined by the Committee, in a uniform and nondiscriminatory basis in accordance with Section 423 of the Code to the extent the option is intended to qualify under Section 423 of the Code), but any amounts then credited to the Participant’s individual account may be used to purchase shares of Common Stock on the next applicable Exercise Date. Where the period of leave exceeds three months and the Participant’s right to employment is not guaranteed either by statute or by contract, employment will be considered to have terminated three months and one day following the commencement of such leave.”

Article III

GENERAL

Except as expressly set forth herein, this Second Amendment shall not by implication or otherwise alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Plan, all of which are ratified and affirmed in all respects and shall continue in full force and effect.